<u>SEPARATION AND RELEASE AGREEMENT</u>

This Separation and Release Agreement (the "Agreement") confirms the terms of the separation of employment of Kirk Milling (the "Employee") from Ciner Resources Corporation (the "Company"). The Employee and the Company agree that this Agreement represents the full and complete agreement concerning the Employee's termination of employment with the Company. If the Employee and the Company sign below, this Agreement will be a legally binding document representing the entire agreement between the Employee and the Company regarding the subjects it covers.

WHEREAS, the Employee's separation of employment is a mutual parting of ways between himself and the Company and he is confident in the Company's continued success; and

NOW THEREFORE, in consideration of the payments and other benefits set forth in the Agreement, which the Employee acknowledges to be good and valuable consideration for the obligations hereunder, the Employee and the Company hereby agree as follows:

1. <u>Transition Period and Termination</u>. The Employee's employment with the Company will terminate on July 5, 2019 (the "**Termination Date**").

(a) During the period beginning on June 13, 2019 (the "**Transition Date**") and ending on the Termination Date, the Company will continue to pay the Employee his base salary at the rate in effect as of the date hereof, and he may continue to participate in the Company's health and welfare plans, if applicable and subject to their terms. Except as otherwise provided for herein, the Employee will not be entitled to any additional employee benefits, and he will not continue to earn any vacation time following the Termination Date. The Employee will receive pay for his accrued but unused vacation pay, if any, on the regularly scheduled payroll date following the Termination Date. The Employee acknowledges and agrees that other than as specifically set forth in this Agreement, he is not due any compensation for unpaid salary, bonus, severance, incentive or performance pay, or for any accrued or unused vacation time or vacation pay. The Employee further acknowledges that the benefits and/or payments set forth in this Agreement act as consideration for any notice of separation and/or payment in lieu of payments or notice due to him pursuant to any agreement previously executed between him and the Company, Ciner Resources LP, Ciner Resource Partners LLC, Ciner Wyoming LLC, Ciner Wyoming Holding Co., Ciner Enterprises Inc., WE Soda Ltd., KEW Soda Ltd., Akkan Enerji ve Madencilik Anonim Şirketi, Imperial Natural Resources Trona Mining Inc., Mining Minerals and Chemicals Ltd., Imperial Mining Minerals and Chemicals Trading UK Ltd., Mining Mineral Commodity Trading LLC, Park Holding A.S., or any of their past or present parents, subsidiaries, affiliates, joint venturers and related companies, together with each of those entities' respective officers, directors, members, shareholders, employees, agents, fiduciaries, insurers, and administrators, and Mr. Turgay Ciner, as well as all of their successors and assigns (collectively, the "**Releasees**").

(b) The Company, however, may terminate the Employee's employment before the Termination Date based upon a finding by the Company, acting in good faith and to the extent permitted by applicable law, after the occurrence of any of the following: (a) a criminal conviction or guilty plea to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Employee's ability to perform services on behalf of the Company, or results in material reputational or financial harm to the Company or any of the Releasees; (b) the Employee's willful dishonesty,

misconduct, fraud, or reckless disregard of duties each in connection with the performance of services on behalf of the Company or any of the Releasees; (c) a breach of any provision of this Agreement or any other agreements with the Company or any of the Releasees; and (d) a material violation of the Company's written policies, if such failure causes material reputational or financial harm to the Company (collectively referred to as "**Cause**"). If the Company terminates the Employee's employment for Cause or if the Employee resigns for any reason, in either case before the Termination Date, the Employee will be entitled to receive only the base salary earned up to the date his employment ends, and the Termination Date will be advanced to the date his employment is terminated for Cause or he voluntarily resigns for any reason.

(c) During the period between the Transition Date and the Termination Date (the "**Transition Period**"), the Employee will be required to report to the Company's offices on dates requested by the Company to transition his duties and to perform other such duties as the Company may from time to time request. Notwithstanding the foregoing, at any time during the Transition Period, the Company may require the Employee not to report to the Company's offices and/or not to contact clients, colleagues, investors, or advisors of the Company or any of the Releasees, and the Employee will comply with those requests.

2. **<u>Separation Payment</u>.** Provided the Employee: (i) does not voluntarily resign before July 5, 2019; (ii) is not terminated for Cause before July 5, 2019; (iii) does not breach any of his obligations under this Agreement or its Exhibit A; (iv) executes this Agreement within twenty-one (21) days from the date hereof (and provided he does not revoke this Agreement); and (v) executes the "**Release of Claims**" in the form attached as **Exhibit A** on or within twenty-one (21) days after the Termination Date (and provided he does not revoke the Release of Claims) (the "**Preconditions**"), the Company will pay to the Employee the gross amount of $1,000,000.00, less all applicable deductions and withholdings (the "**Separation Payment**"). The Separation Payment will be paid in two installments of $500,000, but again each payment is conditioned on the Preconditions and will not be made unless all Preconditions are met and the Employee has not breached any aspect of the Agreement and its Exhibit A. The first installment will be paid to the Employee in a lump sum payment on the Company's next scheduled pay period that is at least five (5) business days after the date on which the Release of Claims becomes effective and irrevocable. The second and final installment will be paid to the Employee in a lump sum payment within fifteen (15) days after April 1, 2020. The Employee understands and agrees that he would not be entitled to receive the payments described in this Paragraph absent his execution of this Agreement and the Release of Claims and his fulfillment of the promises and obligations that they contain.

3. **<u>Employee Benefits</u>.** To the extent waivable under law, the Employee hereby waives any rights to continue to be covered under, participate in, or receive benefits from the Company's and Releasees' benefit plans.

(a) Nothing in this Agreement, including the terms set forth in Paragraphs 3 and 14 below and Exhibit A hereto, will affect the Employee's rights to any vested benefits (if any) under the Company's benefit plans, which will be governed by the terms and conditions of the applicable plans, including but not limited to his eligibility to benefits pursuant to the Ciner Pension Plan and the Company's non-qualified deferred compensation plan. For the avoidance of doubt, the Termination Date is the Employee's last day worked for the Company for the purpose of vesting of any Company benefits.

(b) The Employee's life, accident, and disability benefits will end on the Termination Date.

(c) The Employee's employee medical, dental, and vision benefits will terminate at the end of the month following the Termination Date. Following the termination of these

benefits, the Employee will be eligible to continue his health care coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, and the requirements and limitations thereof. Nothing in this Agreement, including the terms set forth in Paragraphs 3 and 14 below and Exhibit A hereto, will affect the Employee's rights to purchase health insurance at the Employee's cost pursuant to COBRA.

4. **Taxes**. The Employee acknowledges that he is solely and entirely responsible for the payment and discharge of his federal, state, and local taxes, in relation to the payments made by the Company under this Agreement and that no one associated with the Company or any of the Releasees has provided him with tax advice in relation to this Agreement.

5. **Medicare Disclaimer.** The Employee represents that he is not a Medicare Beneficiary as of the time he enters into this Agreement. To the extent that he is a Medicare Beneficiary, he agrees to contact Harry H. Franks, Senior Manager Compensation and Benefits at 770-375-2320 or hfranks@ciner.us.com for further instruction.

6. **Expenses.** The Employee agrees to use the Company-issued credit card or any Company services during the Transition Period only in accordance with Company policy and practice, including appropriate submission of his expenses. The Company will reimburse the Employee for any expenses that are documented in accordance with Company policy. The Employee further agrees to discontinue his use of the Company-issued credit card as of the Termination Date. In addition, the Employee is responsible for paying any personal expenses charged to the Company-issued credit card and for any late fees or interest charges related to those expenses. The Employee further acknowledges that the Company may deduct from any payments due to him under this Agreement and/or recoup from him (i) all personal expenses charged to the Company or (ii) any business expense not documented in accordance with Company policy. The Company will reimburse the Employee for all legal fees and expenses the Employee incurs in connection with the negotiation of this Agreement up to $8,000. To the extent required by section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Section 409A"), each reimbursement under this Agreement shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred and any right to reimbursements under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. **Indemnification**. Nothing in this Agreement will be deemed to release the Employee's rights to indemnification under any indemnification agreement Employee has with the Company or any other Releasee and/or under the Company's or any Releasee's articles incorporation or bylaws, or to whatever coverage Employee may have under the Company's or any Releasee's directors' and officers' insurance policy for acts and omissions when Employee was an officer or director of the Company or of any Releasee.

8. **Return of Company Property.** The Employee shall return to the Company (or in the case of hard copy or electronic documents, destroy) by the Termination Date all Company property and Releasees property and documents in his possession or under his control (together with all duplicates thereof), regardless of whether such property or documents are in electronic, written, or other tangible form; provided, however, that the Employee may retain the following property furnished by the Company and in the Employee's possession or under his control as of the Termination Date: (i) iPad tablet device (ii) iPhone and (iii) until December 5, 2019, the Company car. Except as provided for in the immediately preceding sentence, the Employee further agrees not to retain any Company or Releasees property, documents, or any copies thereof. The Employee agrees that this Paragraph requires him to take the necessary steps to return his Company car to the lessor on or before December 5, 2019. The Employee also acknowledges that he will take all necessary steps to revoke his Company-sponsored country club membership with Golf Club of Georgia by the Termination Date.

9. Corporate Governance. The Employee agrees to take all necessary steps to terminate his positions and other associations with the Company and all of the other Releasees by the Termination Date, including but not limited to terminating his President and Chief Executive Officer positions and resigning from the boards of directors of Ciner Resources Corporation, Ciner Wyoming Holding Co., Ciner Resources Partners LLC, Ciner Wyoming LLC and American Natural Soda Ash Corporation.

10. Consulting Arrangement. If mutually desired by the Company and the Employee after his termination from employment with the Company, the Company will retain the Employee to provide consulting services to the Company and/or Releasees. The Company shall pay the Employee on an hourly basis at an agreed-upon rate for the provision of such services. The scope, timing, notice, and any other applicable terms shall be discussed and agreed upon between the Company and the Employee in writing prior to the commencement of any such services.

11. No Disclosure of Confidential Information. The Employee agrees that, before the Termination Date and at all times thereafter, he will not directly or indirectly (including through another person) disclose or make accessible any Confidential Information to any person (other than as provided for in Paragraph 18 or if required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, the Employee shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Employee's duties under this Agreement). As used in this Paragraph, "**Confidential Information**" means all information respecting the business and activities of the Company, or any of the Releasees which the Company and/or the Releasees have taken demonstrable measures to maintain the confidential nature of such information, including, without limitation, their clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies unless and until such information becomes generally available to the public (unless such availability occurs as a result of the Employee's breach of this Agreement). As used in this Paragraph, "**person**" means a natural individual or a corporation, limited liability company, partnership, association, trust, or any other entity.

12. No Competition. The Employee agrees that, before the Termination Date and for one (1) year thereafter, he will not directly or indirectly (including through another person) (i) enter the employ of or render any services as a contractor or otherwise, directly or indirectly (including through another person), to Solvay SA, Tata Chemicals Partners, Genesis Alkali Wyoming LP, or any other business in the State of Wyoming that is competitive with the Company's current lines of business (collectively referred to as the "**Competitive Businesses**"); or (ii) acquire a financial interest in any of the Competitive Businesses. Notwithstanding the foregoing, the Employee agrees that, before the Termination Date and for two (2) years thereafter, he will not directly or indirectly (including through another person) enter into the employ of or render any services as a contractor or otherwise, directly or indirectly (including through another person), to American Natural Soda Ash Corporation or Natural Resource Partners LP. Nothing herein shall, however, prohibit the Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as the Employee has no active participation in the business of such company or corporation. As used in this Paragraph, "**person**" means a natural individual or a corporation, limited liability company, partnership, association, trust, or any other entity.

13. No Solicitation. The Employee agrees that, before the Termination Date and for one (1) year thereafter, he shall not directly or indirectly (including through another person) solicit or induce any employee or other worker who performs services for the Company in the States of Georgia or Wyoming to leave or diminish or terminate his or her employment or engagement with the Company or the Releasees. As used in this Paragraph, "**employee or other worker**" means a current employee or other worker or an individual who left the employment, engagement, or service of the Company during the preceding twelve (12) months. The

Employee further agrees that, before the Termination Date and for one (1) year thereafter, he shall not directly or indirectly (including through another person) solicit or induce any client or customer of the Company to terminate (or diminish in any respect) his, her, or its relationship with the Company or any of the Releasees. The Employee further agrees that, before the Termination Date and for one (1) year thereafter, he shall not otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement to which the Company or any of the Releasees are a party.

14. Release of Claims. In consideration for the payments, benefits, and other promises and covenants set forth herein, the Employee voluntarily, knowingly, and willingly releases and forever discharges the Company and all of the other Releasees from any and all claims and rights of any nature whatsoever which the Employee now has or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission, or event occurring up to and including the date on which he signs this Agreement. This release includes, but is not limited to, any rights or claims relating in any way to the Employee's employment relationship with the Company (or any of the other Releasees) or the termination thereof or any rights or claims under any federal, state, or local statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act, as amended; the Georgia Age Discrimination in Employment Law; the Georgia Equal Employment for Persons with Disabilities Code; the Georgia Right to Arbitration for Sex Discrimination Claims; and claims arising under the Georgia Constitution.

This release specifically includes, but is not limited to, any claim for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, or any other tort or contract claim. This release also includes any claim based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, carried interest points, vacation, pension benefits, 401(k) Plan benefits, stock benefits, or any other employee benefits, or any other rights arising under federal, state, or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, or discrimination and/or harassment on any other basis prohibited by law. However, the Employee acknowledges that he is not releasing: (i) any claim related to the enforcement of the terms of the Agreement or this Release of Claims, (ii) any medical claim incurred during his employment that is payable under applicable medical plans or an employer-insured liability plan, (iii) any claim for indemnity the Employee has pursuant to any agreement with the Company or the Releasees, (iv) any claim for vested benefits Employee has under any employee benefit plan Company or the Releasees, (v) any claim for benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (vi) any claim arising after the date on which he signs this Release of Claims, or (vii) any claim that is not otherwise waivable under applicable law.

15. No Claims Filed. As a condition of the Company entering into this Agreement, the Employee further represents that he has not filed or threatened against the Company or any of the Releasees, any complaints, claims, or lawsuits with any court, administrative agency, or arbitral tribunal prior to the date hereof, and that he has not transferred to any other person any such complaints, claims, or lawsuits.

16. Cooperation. The Employee agrees that after the Termination Date, he will make himself available, upon reasonable notice and to the extent such availability does not interfere with the Employee's other employment or business obligations then existing, to assist and fully cooperate with the Company or Releasees with respect to any matter involving the Company or Releasees (including any litigation,

investigation or governmental proceeding) that relates to his prior employment with the Company. The Company agrees to reimburse the Employee for all reasonable, documented out-of-pocket expenses incurred as a result of his obligations under this Paragraph, such as travel expenses.

17. No Disparagement. The Employee agrees not to) make or publish, directly or indirectly, any critical, denigrating, or disparaging written or oral statements about the Company or any of the Releasees, or related to the Company's business, services, policies and practices, or to encourage or induce others to make or publish any such statements about the Company or any of the Releasees. The Employee agrees not to disparage the Company or any of the Releasees in any fashion, including but not limited to any disparagement via the Internet, press, or any media outlet, whether anonymous or not, except if testifying truthfully under oath pursuant to a validly served subpoena or other legal process compelling such testimony or otherwise, as noted in Paragraphs 11 and 16. The Company hereby agrees that they will instruct its executive officers and members of its board of directors to not disparage, defame, or make negative or derogatory statements or remarks, directly or indirectly, about the Employee.

18. Reports to Government Entities. Nothing in this Agreement, including but not limited to the terms set forth in Paragraphs 11, 16, and 17, restricts or prohibits the Employee or the Company (along with the Releasees) from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Employee is waiving his right to receive any individual monetary relief from the Company or any of the Releasees resulting from such claims or conduct, regardless of whether the Employee or another party has filed them, and in the event the Employee obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Employee's right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Employee does not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and he does not need to notify the Company that he has engaged in such conduct.

The Employee acknowledges that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

19. Section 409A. This Agreement is intended to comply with Section 409A, or an exemption. Severance benefits under this Agreement are intended to be exempt from Section 409A under the "short-term deferral" exception, to the maximum extent applicable, and then under the "separation pay" exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A, in no event shall the Employee, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A, in no event shall the timing of the Employee's execution of this Agreement or the Release of Claims, which is attached to this Agreement as Exhibit A, directly or indirectly, result in the Employee designating the calendar year of payment of any amounts set forth in this Agreement, and if a payment of any amount set forth this Agreement above is subject

to Section 409A and could be made in more than one taxable year, based on timing of the execution of this Agreement or the Release of Claims attached to this Agreement as Exhibit A, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

20. **Injunctive Relief**. The Employee acknowledges that any breach of his obligations under this Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, the Employee agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of such provisions. In any successful action for injunctive relief (whether by court or order agreement granting injunctive relief in whole or in part), the Company will be entitled to collect its reasonable attorneys' fees and other reasonable costs from Employee.

21. **Governing Law.** This Agreement shall be governed by the laws of the State of Georgia, without regard to conflict of law principles.

22. **Entire Agreement.** This Agreement constitutes the entire agreement between the Employee and the Company/Releasees and supersedes all other agreements between the Employee and the Company/Releasees with respect to the terms of his employment and the termination thereof, except this Agreement shall not relieve the Employee of any contractual or common law obligations he has to the Company or any of the Releasees that by their nature are intended to survive the termination of his employment with the Company, or any such superseded agreement including, without limitation, to maintain the Company's Confidential Information (as defined in Paragraph 11) as confidential and not to use such information for his benefit or the benefit of any third party. The Employee confirms that in signing this Agreement he has not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.

23. **Severability.** If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable, except that Employee will forfeit rights to any payments or other benefits due to him under this Agreement if the Release in this Agreement and its Exhibit A is voided or limited.

24. **Assignment.** The Employee may not assign this Agreement or any part hereof, and any purported assignment by him shall be null and void from the initial date of purported assignment. This Agreement shall be assignable by the Company and inure to the benefit of the Company and its successors and assigns.

25. **Changes to the Agreement.** This Agreement may not be changed unless the changes are in writing and signed by the Employee and an authorized representative of the Company.

26. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. **Waivers.** A waiver by either party of any term or condition of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition in the future, or of any subsequent breach thereof. All rights, remedies, undertakings or obligations contained in this Agreement will be cumulative and none of them will be in limitation of any other right, remedy, undertaking, or obligation of either party.

28. **Acknowledgements.** By signing this Agreement, the Employee acknowledges that:

(a) He has carefully read and understands this Agreement;

(b) The Company advised him to consult with an attorney and/or any other advisor of his choice before signing this Agreement;

(c) He has been given twenty-one (21) days to consider his rights and obligations under this Agreement and to consult with an attorney about both;

(d) He understands that this Agreement is **LEGALLY BINDING** and by signing it he is giving up certain rights;

(e) He has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

(f) He acknowledges and agrees that the payments and other benefits set forth in the Agreement are contingent on his execution of this Agreement, which releases all of his claims against the Company and the Releasees, and he **KNOWINGLY AND VOLUNTARILY AGREES TO RELEASE** the Company and the Releasees from any and all claims he may have, known or unknown, in exchange for the benefits he has obtained by signing, and that these benefits are in addition to any benefit he would have otherwise received if he did not sign this Agreement;

(g) He has seven (7) days after he signs this Agreement to revoke it by notifying the Company in writing addressed to Michael J. Puma, Morgan Lewis & Bockius LLP, at 215-963-5001 (fax) or michael.puma@morganlewis.com (email). The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;

(h) This Agreement includes a **WAIVER OF ALL RIGHTS AND CLAIMS** he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 *et seq.*); and

(i) This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after he signs it, provided that he does not exercise his right to revoke this Agreement.

29. **Return of Signed Agreement.** The Employee should return the signed Agreement to Michael J. Puma, Morgan Lewis & Bockius LLP, at 215-963-5001 (fax) or michael.puma@morganlewis.com (email) on or before the date that is twenty-one (21) days from the date hereof.

[*Confidential Separation and Release Agreement Signature Page Follows*]

EMPLOYEE:

Kirk Milling

7/03/2019

Date

CINER RESOURCES CORPORATION:

By:

Jim Dass

Vice President of Human Resources

07/03/2019

Date

[*Confidential Separation and Release Agreement Signature Page*]